Exhibit 99.1

VERSO AND NEWPAGE EACH RECEIVE REQUEST

FOR ADDITIONAL INFORMATION FROM DOJ

FERC Approval and Financing Accomplished

MEMPHIS, Tenn., and MIAMISBURG, Ohio, April 3, 2014 – Verso Paper Corp. (NYSE:VRS) and NewPage Holdings Inc. today announced that they each have received a request for additional information (the “Second Requests”) from the U.S. Department of Justice (the “DOJ”) in connection with Verso’s proposed acquisition of NewPage. The DOJ issued the Second Requests pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”).

The effect of the Second Requests is to extend the waiting period imposed by the HSR Act until 30 days after Verso and NewPage have substantially complied with the Second Requests, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ.

Verso and NewPage intend to cooperate fully with the DOJ in responding to the Second Requests with the goal of achieving the expiration or termination of the HSR Act waiting period. The completion of the transaction remains subject to HSR Act clearance and the satisfaction of other closing conditions.

In connection with the transaction, Verso and NewPage already have received regulatory approval from the Federal Energy Regulatory Commission, and NewPage has closed its new $750 million term loan facility and new $350 million ABL facility, each of which is a condition to closing the transaction. The parties continue to expect the transaction to close during the second half of 2014.

About Verso Paper Corp.

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products, with $1.4 billion in net sales for the year ended December 31, 2013. Verso is headquartered in Memphis, Tennessee, and owns paper mills in Maine and Michigan. Total production capacity generated from these mills is 1.5 million tons of paper and 930,000 tons of pulp. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.

About NewPage Holdings Inc.

NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2013. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper. The company’s portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more about NewPage, visit www.NewPageCorp.com.

Legal Notices

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This material is not a substitute for the joint proxy and information statement/prospectus that Verso and/or NewPage would file with the Securities and Exchange Commission or any other documents that Verso and/or NewPage may send to their stockholders in connection with the pending merger. In connection with the pending merger, Verso has filed a registration statement on Form S-4, containing a preliminary joint proxy and information statement for Verso and NewPage and a preliminary prospectus of Verso, as well as other relevant documents concerning the proposed transaction, with the Securities and Exchange Commission. Verso and NewPage will mail the definitive joint proxy and information statement/prospectus to their investors and securities holders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY AND INFORMATION STATEMENT/PROSPECTUS REGARDING THE PENDING MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to receive the registration statement containing the joint proxy and information statement/prospectus and other relevant documents, when filed, free of charge at the SEC’s web site, www.sec.gov or from Verso Investor Relations at http://investor.versopaper.com.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of the completion of the merger, the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of Verso and NewPage and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements. Such differences may result from the following factors: the ability to close the transaction on the proposed terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including the receipt of governmental approvals; the risk that the benefits of the transaction, including cost savings and other synergies, may not be fully realized or may take longer to realize than expected; the impact of the transaction on third-party relationships; the outcome of government investigations and third-party litigation involving both Verso and NewPage; actions taken by either of the companies; changes in regulatory, social and political conditions; and general economic conditions. Additional risks and factors that may affect results are set forth in Verso’s and NewPage’s respective filings with the Securities and Exchange Commission, including NewPage’s and Verso’s respective annual reports on Form 10-Ks for the year ended December 31, 2013. The forward-looking statements speak only as of the date of this communication. Neither Verso nor NewPage undertakes any obligation to update these statements.

Contacts

For Verso Paper Corp.:

Robert P. Mundy

Senior Vice President and Chief Financial Officer

(901) 369-4128

robert.mundy@versopaper.com

For NewPage Holdings Inc.:

Amber Best

Vice President, Communications and Government Affairs

(937) 242-9093

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